Exhibit 99.1

Advent Software Announces Recapitalization Transaction; Declares a Special Dividend of $9 Per Share; Closes $425 Million Senior Credit Facility

SAN FRANCISCO — June 13, 2013 — Advent Software, Inc. (NASDAQ: ADVS), a leading provider of software and services for the global investment management industry, today announced a one-time special cash dividend of $9 per share totaling approximately $470 million. The special dividend will be financed with cash on hand and proceeds from Advent’s recently closed $425 million senior credit facility.

“We have worked hard to build a business with healthy and predictable cash flows so that we can deliver value to our shareholders while making the investments that will continue to benefit our clients. With our large client base and predictable business model, we can both service this debt and execute on our strategy to eliminate boundaries between systems, information and people,” said Pete Hess, Advent’s CEO and President. “Advent’s Board believes we can best maximize shareholder value by taking advantage of the favorable liquidity and flexibility of current debt capital markets with a recapitalization of our balance sheet, which allows us to return capital to shareholders and enable them to continue to participate in Advent’s future performance.”

Special Cash Dividend of $9 per Share

The special dividend was approved by Advent’s Board of Directors on June 12, 2013 and will be payable on July 9, 2013 to stockholders of record at the close of business on July 1, 2013. Of the $9 per share distribution, Advent currently expects between $2 to $4 per share to be characterized as a dividend, and the remaining amount of the distribution to be characterized as a return of capital.  The ultimate tax characterization of the distribution will be reported to shareholders on a Form 1099-DIV shortly after the end of the year. Stockholders should consult their tax advisors regarding the tax effects of the dividend to them.

$425 Million Senior Credit Facility

The senior credit facility is composed of a $225 million term loan facility and a $200 million revolving credit facility.  The new term loan has repayments of $5 million per quarter and the remaining balance will mature in June 2018.  Interest on the term loan and any revolving loan initially accrues at LIBOR + 225 basis points.  Beginning in the fourth quarter of 2013, the LIBOR spread can be reduced to the extent Advent’s leverage ratio decreases.  The revolving credit facility will also mature in June 2018.  Advent may prepay the term loans and revolving loans at any time without penalty.  Prior to replacing Advent’s current facility with this new senior credit facility, Advent repaid in full the outstanding loans under its existing credit facility. J.P. Morgan Securities LLC and BofA Merrill Lynch acted as Joint Lead Arrangers and Joint Bookrunners for the senior credit facility.  The terms of the senior credit facility are more fully described in Advent’s current report on Form 8-K filed today.

Equity Award Modifications

The Company modified its outstanding stock option awards to reflect the dividend by reducing the exercise price by $9 per option.  For certain options that cannot be reduced by the full $9, Advent will compensate those option holders with a cash payment for the difference between $9 and the reduction of their exercise price.  Holders of restricted stock units (RSU) will receive the right to receive $9 per RSU upon vesting.

Financial Impact of the Recapitalization Transactions

In connection with the recapitalization transactions, the Company incurred various fees from third parties that are not included in capitalized debt issue costs.  The Company currently expects its financial results to be impacted by these third-party expenses, equity award modifications, and other debt costs as described in the table below.

Description of Charge	Cash or Non Cash	Expense in Q2 2013	Expense Over Vesting Period (From Q3 2013 to Q2 2017)

Third-Party Costs within Operating Expenses	Cash	$5 - $6 million	n/a
Incremental Operating Expense from Employee Option Modification	Non-Cash	$15 - $17 million	$8 - $13 million
Employee Option Cash Adjustment Payments	Cash	$5 - $7 million	n/a
Employee RSU Modification	Cash	n/a	$11 million
Third-Party Costs within Interest Expense	Cash	$700,000	n/a

The Company will exclude all of the above charges from the calculation of its non-GAAP financial measures.  (The ultimate stock option modification charges and payments will be determined after the ex-dividend date and therefore these charges may be impacted by changes in market conditions.)

Additionally, interest expense for the second quarter of 2013 (including creditor fees and third-party expenses incurred in connection with the debt issuance) is expected to be approximately $1.7 million and interest expense in the third quarter of 2013 (including cash interest from the new debt and the amortization of capitalized debt issue costs) is currently expected to be approximately $2.7 million.

Common shares outstanding as of June 12, 2013 were 52 million shares.  On a fully diluted basis, weighted average shares outstanding for the second quarter of 2013 is expected to be 54 million shares.

Qatalyst Partners LP acted as financial advisor to Advent in this transaction.

Forward-looking Statement

The estimates and other forward-looking statements included in this presentation reflect management’s best judgment based on factors currently known and involve risks and uncertainties; our actual results may differ materially from those discussed here. These risks and uncertainties include potential fluctuations in the number of shares outstanding and other risks detailed from time to time in our SEC reports including, but not limited to, our quarterly reports on Form 10-Q and our 2012 annual report on Form 10-K. The Company disclaims any intention or obligation to publicly update or revise any forward-looking statements including any guidance, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Advent

Advent Software, Inc. (www.advent.com), a global firm, has provided trusted solutions to the world’s financial professionals since 1983.  Advent’s proven solutions can increase operational efficiency, reduce risk, and eliminate the boundaries between systems, information and people so you can focus on what you do best. With more than 4,500 client firms in over 60 countries, Advent has established itself as a leading provider of mission-critical solutions to meet the demands of investment management operations around the world.  Advent is the only financial services software company to be awarded the Service Capability and Performance certification for being a world-class support and services organization.  For more information on Advent products visit http://www.advent.com/about/resources/demos/pr.

Advent, the Advent logo and Advent Software are registered trademarks of Advent Software, Inc.  All other company names or marks mentioned herein are those of their respective owners.

Contacts:
Media Contact:

Amanda Diamondstein-Cieplinska
Advent Software, Inc.
(415) 645-1668
adiamond@advent.com

Investor Relations Contact:

Jim Cox

Advent Software, Inc.

(415) 645-1302

investorrelations@advent.com